Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. Advanced Battery Consortium Awards Contract to
Ener1 Lithium Battery Group

Phase 1 Contract advances development of EnerDel’s Li-Ion battery technology to improve the cost, performance and fuel efficiency of hybrid electric vehicles

Fort Lauderdale, FL — ENER1 Inc., (OTC/BB: ENEI), an alternative energy company, announced today that its EnerDel battery subsidiary has received a contract from the U.S. Advanced Battery Consortium (USABC), a part of the United States Council for Automotive Research (USCAR), an organization founded by DaimlerChrysler, Ford and General Motors that works with the Department of Energy (DOE) to strengthen America’s auto industry through cooperative development of advanced technologies.

The 12-month, cost-share contract is the first step of EnerDel’s proposed three phase plan to launch a cost competitive lithium ion (Li-Ion) battery that is lighter, smaller and higher in power than existing battery technologies for hybrid electric vehicles. The company is collaborating with Argonne National Laboratory, one of the U.S. DOE’s largest research centers, on the advanced materials that will give the battery its superior characteristics. EnerDel’s long-term plan includes the mass-manufacture of Li-Ion batteries in the state of Indiana using automated production technologies.

Charles Gassenheimer, Chairman of Ener1, Inc., said that the USABC contract represents an important milestone for Ener1. “We believe the USABC has validated the path we are pursing to develop Li-Ion battery technology for the hybrid market. We intend to show results that will further inspire the confidence of the USABC and DOE and expand our scope of work toward commercialization of a battery that will significantly improve future hybrid vehicles made in the U.S., and add value to the American automotive industry.”

Ulrik Grape, President of EnerDel, added: “We have achieved outstanding power performance with small batteries and based on our initial data, we believe that our battery technology has the potential to exceed the USABC’s FreedomCAR performance goals.”

Mr. Grape said that possibly the most significant benefits and technological breakthroughs of EnerDel’s lithium battery system are its high power capabilities and compact design, as well as its stability at low temperatures, which will extend the life of the battery. “In short, we’re confident that we will meet the power requirements for hybrid vehicles and that our solution provides an excellent opportunity for low production costs while possessing outstanding performance and safety features.”

USABC pursues the development of high power and high energy storage technologies to provide future generations of electric, hybrid electric and fuel cell vehicle applications with significantly increased range and performance at a cost competitive with gasoline-powered vehicles.

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About Ener1, Inc.

Ener1 Inc (OTC Bulletin Board: ENEI) is an alternative energy technology company. Its interests include: EnerDel (www.enerdel.com), a lithium-ion battery company in which Delphi Corp. owns a minority interest, Japan-based Enerstruct, a lithium-ion company in which Ener1 strategic investor ITOCHU Corporation has a major interest; wholly owned subsidiary EnerFuel, a fuel cell products and services company (www.enerfuel.com), and wholly owned subsidiary NanoEner, which develops nanotechnology-based materials and manufacturing processes for high-power batteries and other applications (www.nanoener.com). For more information, visit http://www.ener1.com.

About USCAR

Founded in 1992, The United States Council for Automotive Research facilitates cooperative research among DaimlerChrysler Corporation, Ford Motor Company and General Motors Corporation, which share the common goal of strengthening the technology base of the U.S. automotive industry. For more information, visit its Web site at www.uscar.org.

USABC, a consortium of USCAR, is pursuing the development of high power and high energy storage technologies to provide future generations of electric, hybrid electric and fuel cell vehicle applications with significantly increased range and performance at a cost competitive with gasoline-powered vehicles.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets and Ener1’s ability to successfully develop and market proposed lithium battery products, the degree of competition in the markets for lithium batteries, Ener1’s history of operating losses, the lack of operating history for EnerDel, the need for additional capital, the dependency upon key personnel and other risks detailed in Ener1’s filings from time to time with the Securities and Exchange Commission. These risks and uncertainities could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Alys Daly, Ener1 Inc. T: (954) 202-4442 C: (305) 815-0312 e-mail: adaly@ener1group.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com